Exhibit 4.121

Maximum Mortgage Contract

Contract No.: 13100220150014859

Mortgagor: Hebei Ruiliang Trading Co., Ltd

Mortgagee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : February15, 2015

Mortgage Definition : To ensure multiple loans Party B (Mortgagee) has lent to Shijie Kaiyuan Auto Trading Co., Ltd., Party A (Mortgagor) is willing to provide the Maximum Mortgage Guarantee hereunder for Party B.

Maximum Amount: RMB100, 000,000

Mortgage Term : February15, 2015 to February14, 2016

 Collateral: The assets Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No. 13100220150014859). The appraised value of the Collateral is RMB 164,705,600.